EXHIBIT 99.2

Stem Holdings, Inc.

Pro Forma Balance Sheet

See Accompanying Notes

	Historical	Historical
	September 30,	December 31,
	2018	2017			Pro Forma
	Stem Holdings, Inc.	Yerba Oregon, LLC	Proforma Adjustments		Stem Holdings, Inc.
	(Audited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$761,351	338,857	(338,857	)(a)
			(350,000	)(b)	$411,351
Prepaid expenses and other current assets	993,618	171,153	(171,153	)(a)	993,618
Notes payable subscriptions receivable	150,000	30,770	(30,770	)(a)	150,000
Inventory	-	747,012	-		747,012
Total current assets	1,904,970	1,287,792	(890,780)		2,301,982

Property and equipment, net	9,108,799	1,307,708	200,000	(b)	10,616,507

Other assets
Investment in equity method investees	1,301,166	-	-		1,301,166
Investment in affiliates	2,076,119	-	-		2,076,119
Goodwill	-	-	3,767,014	(b)	3,767,014
Deposits and other assets	165,663	22,500	-		188,163
Deferred rent	1,442,335	-	-		1,442,335
Total other assets	4,985,283	22,500	3,767,014		8,774,797

Total Assets	15,999,052	2,618,000	3,076,234		21,693,286

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$511,007	226,865	(109,845	)(a)	628,027
Due to related parties	33,600	-			33,600
Convertible notes, net of debt discount	2,194,790	-			2,194,790
Short term notes and advances	1,268,073	515,585			1,783,658
Deferred revenue	-	9,600	(9,600	)(a)	-
Current portion of long-term notes	169,988	5,299			175,287
Total Current Liabilities	4,177,458	757,349	(119,445)		4,815,362

Long-term debt, net of long term portion	1,912,543	20,716	400,000	(b)	2,333,259
Total Liabilities	6,090,001	778,065	280,555		7,148,621

Shareholders’ Equity
Preferred stock, Series A; $0.001 par value; 50,000,000 shares authorized, none outstanding as of September 30, 2018	-
Preferred stock, Series B; $0.001 par value; 50,000,000 shares authorized, none outstanding as of September 30, 2018	-
Common stock; $0.001 par value; 300,000,000 shares authorized; 10,177,496 and 6,354,860 shares issued, issuable and outstanding as of September 30, 2018 and September 30, 2017 respectively	10,582	-	1,931	(b)	12,513
Members’ equity		1,839,935	(1,839,935	)(a)	-
Additional paid-in capital	19,809,215	-	1,418,600	(a)
			3,215,083	(b)	24,442,898
Accumulated deficit	(9,910,746)	-	-		(9,910,746)
Total equity	9,909,051	-	-		9,909,051
Total Liabilities and Shareholders’ Equity	$15,999,052	2,618,000	3,076,234		$17,057,672

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Stem Holdings, Inc.

Pro Forma Statement of Operations

See Accompanying Notes

	Stem Holdings, Inc.	Yerba Oregon, LLC
	For the Year Ended	For the Year Ended	Pro Forma		Pro Forma Stem Holdings
	9/30/18	12/31/17	Adjustments		Inc.
	(Historical)

Revenues	$1,295,694	3,888,012			$5,183,706

Cost of revenues		1,999,175			1,999,175
Consulting fee's	215,849	-			215,849
Professional fee's	778,992	50,851			829,843
General and administration	2,236,915	1,022,334	20,000	(c)	3,279,249
General and administration-related party	-	-			-
Impairment of advance-related party	-	-			-
Stock based compensation	4,839,504	-			4,839,504
Total expenses	8,071,260	3,072,360	20,000		11,163,620

Operating loss	$(6,775,566)	815,652	(20,000)		(5,979,914)
					-
Other income and expenses					-
Interest expense	(345,657)	(53,902)	(32,000	)(c)	(431,559)
Interest income	440	-			440
Other income	44,388	-			44,388
Total other income	(300,829)	(53,902)	(32,000)		(386,731)

Income (Loss) from equity method investees	-	-			-

Net loss before income taxes	(7,076,395)	761,750	(52,000)		(6,366,645)
Provision for income taxes	-	(1,098)	-		(1,098)
Net loss for the period	$(7,076,395)	760,652	(52,000)		(6,367,743)
					-
Basic and diluted loss per common share	$(0.85)	-	-		(0.62)
Basic and diluted weighted average common shares outstanding	8,305,383	-	1,931,000		10,236,383

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STEM HOLDINGS, INC.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The pro forma financial statements reflect preliminary estimates and assumptions based on the information available at the time of preparation, including, but not limited to, the preliminary estimates of the fair value of the assets acquired. The pro forma financial statements should be read in conjunction with:

●	The audited financial statements of Stem Holdings, Inc. included in our Form 10-K on January 14, 2019 and the audited financial statements of Yerba Oregon, LLC included herein in this Form 8-K.

●	The pro forma financial statements include the impact of the following transactions as if they occurred at the inception of the Company:

●	Purchase of certain assets, the assumption of certain liabilities and the acquisition of the operations of Yerba Oregon, LLC as if they had occurred on October 1, 2017.

The unaudited pro forma consolidated financial data is presented for comparative purposes only and is not necessarily indicative of what would have been our actual consolidated financial position or results on the date and for the periods presented and does not purport to represent our future consolidated financial position or results. The unaudited pro forma consolidated financial data should be read in conjunction with and is qualified in its entirety by our historical consolidated financial statements and related notes and the historical consolidated financial statements and related notes of the acquired farm included in this filing.

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma financial statements have been derived from the historical financial statements of Stem Holdings, Inc. after giving effect to the probable acquisition of certain assets, the assumption of certain liabilities and the operations of Yerba Oregon LLC. The unaudited pro forma balance sheet includes the accounts of Stem Holdings, Inc. as of September 30, 2018 and those of Yerba Oregon, LLC as of December 31, 2017 with adjustments to reflect the negotiated purchase price in accordance with the requirements of US GAAP. The pro forma statements of operations include the year ended September 30, 2018 for Stem Holdings, Inc. and the year ended December 31, 2017 for Yerba Oregon, LLC and have been adjusted to show the results for those periods as if the acquisition occurred on October 1, 2017.

Historical financial information has been adjusted in the pro forma balance sheet and statements of operations to give effect to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) expected to have a continuing impact on the Company’s balance sheet and results of operations.

2. PRO FORMA ADJUSTMENTS

The adjustments included in the pro forma balance sheet are as follows:

(A)	To adjust the historical balance sheet of Yerba Oregon, LLC to reflect assets not acquired and liabilities not assumed as part of the acquisition agreement for Yerba Oregon, LLC

(B)	To adjust the historical balance sheet of Stem Holdings, Inc. for the purchase price paid to acquire certain assets, assume certain liabilities and acquire the operations of Yerba Oregon, LLC. The adjustments also include a preliminary allocation of the purchase price in accordance with US GAAP.

The adjustments included in the pro forma statement of operations for the year ended September 30, 2018 are as follows:

(C)

Depreciation expense for the adjusted assets acquired or expected to be acquired have been calculated on the straight line basis over their expected useful life as if the assets were acquired on the date of the Company’s inception. In addition, interest expense has been included as if the acquisition had been completed on October 1, 2017.

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